EXHIBIT 10.11

FIFTH AMENDMENT TO LEASE
AND
CONSENT TO ASSIGNMENT

I.    PARTIES AND DATE.

This Amendment to Lease and Consent (collectively, the “Amendment”) dated February 28, 2019 is by and among NEWPORT GATEWAY OFFICE LLC, a Delaware limited liability company (“Landlord”), 5 ARCH GROUP, LLC, a Delaware limited liability company (“Assignor”), and 5 ARCHES, LLC, a California limited liability company (“Assignee” and “Tenant”).

II.    RECITALS.

Landlord (as successor in interest to The Irvine Company LLC, a Delaware limited liability company) and Tenant entered into an office space lease dated January 27, 2015, which lease was amended by a First Amendment to Lease dated September 9, 2016 and by a Second Amendment to Lease dated September 30, 2016. On November 17, 2016 Landlord consented to an assignment of lease between Tenant and Assignor, assigning all of Tenant’s rights under the lease to Assignor. Thereafter, the lease was further amended by a Third Amendment to Lease dated November 17, 2016, by a Fourth Amendment to Lease dated May 11, 2018. The lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, is hereinafter referred to as the “Lease.” The premises, as provided in the Lease, consist of 17,791 rentable square feet known as Suite Nos. 490 (“Suite 490”), 950, 960 and 1150 (“Premises”) in the building located at 19800 MacArthur Boulevard, Irvine, California (“Building”).

Assignor desires to assign to Assignee all of Assignor’s right, title and interest in the Lease and Assignee desires to accept such assignment subject to Landlord’s further consent to Assignor’s assignment to Assignee of all Assignor’s right, title and interest in the Lease, and Landlord has agreed to give such consent upon the terms and conditions contained in this Agreement.

Landlord and Tenant each further desire to modify the Lease to add approximately 4,409 rentable square feet of space known as Suite No. 1180 on the eleventh floor of the Building (“Suite 1180”), terminate Tenant’s leasing of Suite 490 only, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.    MODIFICATIONS.

A.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.
Effective as of the Termination Date for Suite 490 (defined below), Item 2 shall be amended by deleting “and Suite No. 490” therefrom. Effective as of the Commencement Date for Suite 1180, Item 2 shall be amended by adding “and Suite No. 1180” to the Premises.

2.    Item 4 is hereby amended by adding the following:

“Estimated Commencement Date for Suite 1180: May 1, 2019”

3.	Effective as of the Termination Date for Suite 490, Item 5 with respect to the Lease Term for Suite 490 is hereby amended to midnight on February 28, 2019.”

Item 5 is hereby amended by adding the following:

“Lease Term for Suite 1180: The Term for Suite 1180 shall expire at midnight on the Expiration Date (i.e., June 30, 2021).”

4.	Effective as of the Termination Date for Suite 490, Tenant shall no longer be obligated to pay Basic Rent for Suite 490 as set forth in Item 6 of the Basic Lease Provisions.

Effective as of the Commencement Date for Suite 1180, Item 6 shall be amended by adding the following for Suite 1180:

Months of Term or Period for Suite 1180	Monthly Rate Per Rentable Square Foot for Suite 1180	Monthly Basic Rent for Suite 1180 (rounded to the nearest dollar)
1 to 12	$3.35	$14,770.00
13 to 24	$3.50	$15,432.00
25 to 6/30/21	$3.66	$16,137.00

5.	Effective as of the Commencement Date for Suite 1180, Item 7 shall be amended by adding the following for Suite 1180:

“Property Tax Base for Suite 1180: The Property Taxes per rentable square foot of Suite 1180 incurred by Landlord and attributable to the twelve month period ending June 30, 2019.

Project Cost Base for Suite 1180: The Project Costs per rentable square foot of Suite 1180 incurred by Landlord and attributable to the twelve month period ending June 30, 2019.”

6.	Effective as of the Termination Date for Suite 490, Item 8 shall be amended by deleting “and Suite 490 comprising approximately 2,124 rentable square feet”.

Effective as of the Commencement Date for Suite 1180, Item 8 shall be amended by adding “and Suite 1180 comprising approximately 4,409 rentable square feet.”

7.	Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

“9. Security Deposit: $72,166.00”

8.	Effective as of the Termination Date for Suite 490, the Parking for Suite 490 as provided in Section III.A.8 of the Fourth Amendment to Lease shall be deleted in its entirety.

Effective as of the Commencement Date for Suite 1180, Item 11 shall be amended by adding the following:

“Parking for Suite 1180: Tenant shall have the right but not the obligation to utilize up to 13 parking passes for unreserved parking in connection with Tenant’s leasing of Suite 1180 in accordance with the provisions set forth in Exhibit F to this Lease.”

B.    Commencement Date. As used herein, the “Commencement Date for Suite 1180” shall occur on the earlier of (a) the date Suite 1180 is deemed ready for occupancy as set forth below, or (b) the date Tenant commences its business activities within Suite 1180. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Suite 1180 Commencement Memorandum”) the actual Commencement Date for Suite 1180; should Tenant fail to execute and return the Suite 1180 Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement Date for Suite 1180 as set forth in the Suite 1180 Commencement Memorandum shall be conclusive. Suite 1180 shall be deemed “ready for occupancy” if and when Landlord, to the extent applicable, (i) has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter (if any) attached to this Amendment but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work, (ii) has provided reasonable access to Suite 1180 for Tenant so that Suite 1180 may be used without unreasonable interference, and (iii) has put into operation all building services required to be provided by Landlord under the Lease and essential for the use of Suite 1180 by Tenant.

C.    Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 1180 to Tenant on or before the Estimated Commencement Date for Suite 1180 set forth in Section III.A.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for Suite 1180 until the Commencement Date for Suite 1180 occurs as provided in Section III.B above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section III.B(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Amendment), then Suite 1180 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver Suite 1180 to Tenant but for Tenant’s delay(s).

D.    Security Deposit and First Month’s Rent. Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of (a) $17,751.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease, and (b) $14,770.00 (i.e., the initial installment of 1 full month of Basic Rent for Suite 1180). Effective as of the date of this Amendment, Assignor and Tenant hereby authorize Landlord to transfer $7,453.00 of the Security Deposit presently being held by Landlord pursuant to Section 4.3 of the Lease, and apply such funds to the security deposit required by Landlord under the new lease for Suite 490 between Landlord and Assignor.

E.    Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing in connection with Suite 1180 during the 12 month period commencing as of the Commencement Date for Suite 1180.

F.    Signage. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant’s name as set forth herein) adjacent to the entry door of Suite 1180, and shall add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage shall be made at Tenant’s expense in accordance with Section 5.2 of the Lease.

G.    Floor Plan of Premises. Effective as of the Commencement Date for Suite 1180, Exhibit A-3 attached to this Amendment shall be added to Exhibit A of the Lease.

H.    Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for Suite 1180, Tenant may purchase up to 13 additional Parking Passes for unreserved parking spaces in connection with its leasing of Suite 1180 (as reflected in Section III.A.8 of this Amendment) (the “Suite 1180 Parking Passes”). Landlord agrees that Tenant may convert up to 2 of the Suite 1180 Parking Passes to reserved stalls by providing written notice of such election to Landlord prior to the Commencement Date for Suite1180 (the “Suite 1180 Converted Stalls”). Tenant acknowledges that if such written notice of election is not delivered to Landlord prior to the Commencement Date for Suite 1180, then the conversion of the Suite 1180 Parking Passes to reserved stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord and the reserved stalls shall be at Landlord’s scheduled rates. Notwithstanding any contrary provision in Exhibit F to the Lease but subject to the foregoing, during the period commencing as of the Commencement Date for Suite 1180 and ending June 30, 2021, the monthly parking charges for the Suite 1180 Parking Passes shall be $55.00 per month and, if applicable, shall be $140.00 per Suite 1180 Converted Stall per month. From and after July 1, 2021, the parking charges for the Suite 1180 Parking Passes and, if applicable, Suite 1180 Converted Stalls shall be at Landlord’s scheduled parking charges from time to time.

I.    Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for Suite 1180 in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

J.    Termination of Suite 490. Landlord and Tenant agree that the rights and obligations of the parties under the Lease with respect to Suite 490 shall terminate in their entirety, effective as of midnight on February 28, 2019 (“Termination Date for Suite 490”), provided that such termination shall not relieve Tenant of (a) any accrued obligation or liability under the Lease with respect to Suite 490 as of said termination date, or (b) any obligation under the Lease with respect to Suite 490 which was reasonably intended to survive the expiration or termination thereof. Tenant understands and agrees that it shall completely vacate Suite 490 by midnight on February 28, 2019, and shall remove all property therefrom in accordance with the provisions of Section 15.2 of the Lease, except as otherwise agreed by Assignor under the terms of the new lease for Suite 490 between Landlord and Assignor. Effective as of the Termination Date for Suite 490, Exhibit A showing Suite 490 shall be deleted in its entirety.

IV.    TERMS OF CONSENT TO ASSIGNMENT.

A.    Assignor.

For valuable consideration, receipt of which is hereby acknowledged, Assignor:

1.    Agrees

a. To execute, concurrently with the execution of this Amendment, the attached Guarantee (Exhibit B). Notwithstanding the foregoing, within 60 days following the date of this Fifth Amendment and Consent to Assignment Agreement, Tenant may cause to be delivered to Landlord an executed replacement Guarantee in the form attached hereto as Exhibit B (the “Replacement Guarantee”) from Redwood Trust, Inc., a Maryland corporation. Upon Landlord’s receipt of the executed Replacement Guarantee, the Guarantee of Lease from Assignor shall be automatically void and of no further force and effect, and references to the Guarantee in the Lease shall mean the Replacement Guarantee; and

b. That it is, by a separate agreement (“Assignment Agreement”) with Assignee, assigning to Assignee all of Assignor’s right, title and interest in the Lease, including the security deposit, if any.

2.    Represents and warrants that it has not failed to disclose to Landlord any information which, if known by Landlord, might provide grounds for Landlord to reasonably withhold its consent to the Assignment.

B.    Assignee

For valuable consideration, receipt of which is hereby acknowledged, Assignee:

1.    Agrees

a. That it has accepted the assignment made under the Assignment Agreement;

b. That the Assignment Agreement is subject to the terms of the Lease and does not modify either party’s obligations under the Lease;

c. To perform all of the terms under the Lease and any amendment as though Assignee were the original tenant under the Lease; and

d. That its address for receipt of notices under the Lease is:

19800 MacArthur Boulevard, Suite 1150
Irvine, CA 92612
Attn: Shawn Miller

2.    Acknowledges that Landlord has not made any express or implied oral or written representation or promise that

a. Future assignments will be approved;

b. Assignee will enjoy financial success in operating any business on the premises;

c. It will grant an extension of the term or enter into any other modification of the Lease; and

d. Assignor is not in default under the Lease.

3.    Acknowledges that it has been provided with a copy of the Lease, together with all amendments, if any, and that it has read the Lease, together with all amendments and fully understands its obligations as Assignee under the Lease.

V.    CONSENT TO ASSIGNMENT.

For valuable consideration, including the assignments, acknowledgments, and representations of Assignor and Assignee set forth above, Landlord hereby consents to Assignor’s assignment to Assignee of all of Assignor’s right, title and interest in the Lease and concurrently releases Assignor from any obligation under the Lease, except as may be provided in the Guarantee.

VI.    GENERAL.

A.    Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.    Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.    Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.    Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.    Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.    California Certified Access Specialist Inspection. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

G.    Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.    Nondisclosure of Lease Terms. Tenant acknowledges that the content of this Amendment and any related documents are confidential information. Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.    Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Savills Studley (“Tenant’s Broker”) is the agent of Tenant exclusively. By the execution of this Amendment, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.    EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

NEWPORT GATEWAY OFFICE LLC,
a Delaware limited liability company

By /s/ Steven M. Case [[Executor 1 Signature]]

Name: Steven M. Case [[Tenant 1 Name]]
Title: Executive Vice President
[[Executor 1 Name]]
[[Executor 1 Title Line 1]]
[[Executor 1 Title Line 2]]

[[Executor 2 Name]]
[[Executor 2 Title Line 1]]
[[Executor 2 Title Line 2]]

[[ReviewerInitial1]]
ASSIGNEE AND TENANT: 5 ARCHES, LLC, a California limited liability company By /s/ Shawn Miller[[Tenant 1 Signature]] Name: Shawn Miller [[Tenant 1 Name]] Title: CEO [[Tenant 1 Title]] 2 Title]]
ASSIGNOR: 5 ARCH GROUP, LLC, a Delaware limited liability company By /s/ Shawn Miller[[Tenant 1 Signature]] Name: Shawn Miller [[Tenant 1 Name]] Title: CEO Assignor 2 Title]]